Widepoint Corporation

Third Quarter 2012 Earnings

November 14, 2012

Operator:                                              Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the Widepoint Corporation Third Quarter 2012 Earnings Conference Call. During today's presentation, all participants will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you'd like to ask a question, please press the star, followed by the one, on your touchtone phone. If you're using speaker equipment today, please lift the handset before making your selection.

                                                                At this time I'd like to turn the conference over to David Fore of Hayden IR. Please go ahead, sir.

David Fore:                                           Thank you, Operator. Good afternoon to all participants in Widepoint's Third Quarter 2012 Financial Results Conference Call. With me here are Widepoint's Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the third quarter 2012 results, and Jim will provide additional financial details. Then, we'll open the call to questions from participants.

                                                                Before I turn the call over to Steve, I'd like to remind all participants that during this conference call any forward-looking statements are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance, and similar expressions including, without limitation, expressions using the terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, expressions which reflect something other than historical facts, are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including factors discussed in the risk factor sections of Widepoint's annual report on Form 10-K, and its correlated report on Form 10-Q, and in other SEC filings and Company releases. Actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

                                                                I would now like to turn the call over to Widepoint's Chairman and CEO, Steve Komar for opening remarks.

Steven Komar:                                     Thank you, Dave, and good day to everyone who has joined us this afternoon. As always, we appreciate your interest in the activities and progress of Widepoint. In the course of the third quarter, we benefited substantially from the continued expansion of our telecommunications lifecycle management capabilities beyond the federal marketplace, primarily using the personnel and resources we acquired through the purchase of Avalon Global Solutions at last year-end; the Avalon business having been rebranded as Widepoint Solutions Corporation.

                                                                Overall our Telecommunications Management segment performed well, and it additionally drove a large amount of related business into our IT Consulting Business segment during the third quarter. Our TEM business in concert with our established Cybersecurity business are increasingly being positioned to be marketed as a combined solutions set, as market demand has been evolving to a point where customers are demanding a comprehensive solution that encompasses not just separate telecom expense management, or identity assurance capabilities, but a more robust cloud-based managed service, or alternatively an outsourced offering combining multiple integrated capabilities under a Managed Mobility Services, or MMS platform. But more about that later.

                                                                I'd like to highlight that our Cybersecurity business rebounded strongly in the third quarter, roughly doubling its reported revenues versus the prior quarter, but only a small portion tied to the catch-up of delayed customer contracts from the second quarter. In substance, this performance reflects rising demand for our credentialing services, or access to virtual and physical federal government services and facilities, and for the continuing expansion of current programs underway at the federal and indirectly at the state and local level, such as the transportation workers identification credentialing , or TWIC program, the grant-based attribution right systems and programs for the first responder communities across the nation, and the deployment of secured communications consoles for parts of the Armed services.

                                                                Frankly, we had some concerns that the third quarter might experience a slowdown in federal government spending due to growing sequestration concerns and related budgeting issues. As it turned out, our caution was misplaced as we saw government agencies aggressively spend available monies for our solutions so they would have them in the event of a slowdown or shut down of federal spending over coming quarters.

                                                                To at least partially insulate Widepoint from such a possible future event, we are continuing to focus on expanding our commercial market footprint, enhancing our cloud-based security management and telecom management solutions into new markets, and working to expand our geographic reach in support of our growing international client demands.

                                                                In his financial remarks, Jim will profile the increasing diversity of our revenue streams by vertical market sector.

                                                                Looking at our third quarter results, net revenue increased 42% to $15.2 million from $10.7 million in last year's comparable period, driven by growth across all of our business segments. Gross margins were marginally lower due primarily to a lesser percentage mix of higher margin revenues versus the prior period.

                                                                Widepoint reported income from operations of approximately $460,000 in the third quarter of 2012, compared to approximately $270,000 in the third quarter of 2011. Net income was approximately $250,000 in the third quarter, only marginally higher than in the second quarter of 2011, but substantially improved from the net loss experienced in the prior calendar quarter.

                                                                Also worthy of note, Widepoint's adjusted EBITDA for the quarter exceeded $1 million, roughly double the prior year quarterly results, and a positive indicator of our efforts to improve the profitability of our businesses, while reinvesting to ensure the growth and future success of the Enterprise.

                                                                We are pleased to report that during the third quarter our Telecommunications Management business has reported over 16 million in newly signed contracted backlog, the great bulk of which will favorably affect operating and financial results over the coming 12-month period.

                                                                On the Cybersecurity side, the contracting award process for the TWIC successor contract known as TCAC (ph) has been concluded. Our ORC subsidiary is the mandated component credential provider under the terms of this contract which contemplates expanding the successful TWIC population over 2 million credentialed port workers to now include air and service transportation personnel, which is projected to increase the current user base by a multiplier of 10 times or more.

                                                                Now I know you're all anxious to hear more about our financial performance, so I'd like to turn the call over to Jim McCubbin, Widepoint's CFO, for a more in-depth discussion of our financial results. I'll then follow-up with a couple of directional comments and a recap before opening up the call to your questions and comments. Jim, the floor is yours.

James McCubbin:                               Thanks, Steve, and hello, everyone. Today I'm going to discuss our third quarter nine-month financial results. For the quarter, our revenues increased by approximately 42% to $15.2 million from $10.7 million in last year's comparable period. For the nine months, our revenues increased approximately 33% to $41.4 million from $31.2 million in last year's comparable period. These results, generally, were in line with our expectations and brings us closer to achieving our revenue goals for 2012, a goal we continue to believe we should be able to obtain.

                                                                Examining our revenue growth, we saw positive performance across all of our segments for the quarter and nine-month 2012 as compared to our 2011 respective periods. This growth was driven from both the prior and internally generated revenues.

                                                                Looking at each segment, we saw our Telecommunications Management segment revenue increased approximately 15% to $7.1 million from $6.2 million in last year's comparable third quarter, and 22% to $22 million from $18 million in last year's comparable nine-month period.

                                                                Our Cybersecurity segment revenue increased approximately 48% to $2.3 million from $1.6 million in last year's comparable third quarter, and 9% to $5.6 million from $5 million in last year's comparable to nine-month period.

                                                                Our IT Consulting Services and Product segment revenues increased approximately 98% to $5.7 million from $2.9 million in last year's comparable third quarter, and 71% to $13.9 million from $8.1 million in last year's comparable nine-month period. We include a number of our ancillary telecommunications management services and products, such as sales from devices and accessories as well as hardware and software re-sales related to our Cybersecurity segment offerings in this segment.

                                                                In 2013, as we continue to converge our services and products, we'll no longer be tracking or reporting on a segmented basis. We have been working diligently over the past couple of years to migrate away from purely concentrated federal government revenue towards a more blended mix of services and products that can be utilized by organizations that include commercial enterprises, state and local municipalities, and federal agencies. Looking at our customer mix, we are pleased to report that we have made great strides towards this goal. We presently provide services to 34 of the Fortune 100 companies, 22 of the top 25 federal contractors, 200-plus colleges and universities, 100-plus municipalities and schools, 100-plus private and public research organizations, 100-plus healthcare organizations, 40-plus banks and financial institutions, 11 airlines, several states and agencies, and numerous federal agencies. This customer mixes come from, both, acquisitions, as well as organic growth.

                                                                While this mix is still a low-volume mix to each organization, it is broad and we believe it showcases the implicit demand of, both, our credentialing services, as well as our other services that we offer and are converging. In this next year, we believe we will see continued growth by increasingly a greater number of organizations, as the United States government credentialing requirements expand overall, the transportation security agency's program for TWIC and TCAC expand and come online, new programs using credentialing in support of the EDA effort have better controlling controlled substances and Medicaid and Medicare electronic health records look towards credentialing as the solution to deal with both privacy protection and fraud prevention issues. Add that to our continued outreach to the state and local municipalities in optimizing and saving money on their telecom spend, and our push at converging and cross-selling our services into the commercial services arena, and it demonstrates quite a challenge and opportunity for us to cover it all.

                                                                In pursuing these opportunities, we believe that as we continue to invest in our operations with a strong emphasis in sales and marketing over the next year, along with continuing efforts in introducing new partnerships, technological improvements and enhancements to our operations, and expanding into new services that include Mobile Device Management and Mobile Security Management, that we should continue to see the opportunities to drive revenue growth. This growth, we believe, will be driven by the demands of our current and new customers in addressing their needs to provide a set of solutions to offer a more robust and secure flow of optimized and managed information between their growing mobile workforces.

                                                                Our challenge in the opportunity for continued revenue growth is to provide those solutions and converge our segments into a singular portfolio of integrated, secure and cost-effective solutions that address their needs. This marketplace is just too large not to address or pursue it.

                                                                Moving on from our revenue discussion, our gross profit in the third quarter of 2012 was up approximately 40% to $3.6 million, as compared to gross profit of $2.6 million in the third quarter of 2011. This was predominantly due to greater revenues recognized in the quarter. As a percentage of revenue, our gross margin was nominally the same between the respective quarters. Gross profit for the nine-month period ended September 30th, 2012 was up approximately 37% to $9.7 million, as compared to gross profit of $7.1 million for the nine-month period ended September 30th, 2011. Again, as a percentage of revenue our gross margin was nominally the same between the respective periods.

                                                                Our challenge and opportunity is to demonstrate leverage in our financial model and to increase the mix of our higher margin services. We believe that as we continue to invest in our operations and market our services we will witness a higher mix of higher margin services that will drive overall higher margins.

                                                                As we continue to have the variability in our sales mix, we'll continue to see variability in our gross margins, but nominally even given just growth overall, we should at the minimum see gross profit continue to expand.

                                                                Looking at our income from operations, we saw an increase of approximately 70% to $459,000 in the third quarter of 2012, as compared to income from operations of approximately $270,000 in the third quarter of 2011; materially as a result of increases in our gross profit, offset partially by increases in our sales and general administrative expenses that occurred predominantly from our acquisition of the assets and the inclusion of our operations of Avalon Global Solutions into Widepoint.

                                                                Our net income increased slightly to approximately $244,000 from $218,000, as a result of our increases in income from operations, partially offset by increases in our interest expense as a result of debt we took on from the purchase of the assets of Avalon, as well as the tax provision we partially reversed from our losses from our first quarter.

                                                                As it previously reported periods, we're also providing non-GAAP operating metrics to allow our shareholders to better compare us against our public peers. On a non-GAAP basis, adjusted EBITDA for the third quarter ended 2012 increased about 90% to approximately $1 million (ph) as compared to $544,000 in last year's comparable quarter.

                                                                In reviewing our balance sheet, we witnessed an improvement in our cash and cash equivalents with cash on hand ended September 30th, 2012 ending in approximately $2.5 million, up from our December balance of approximately $2.1 million and up materially from our June 30th, 2012 balance of approximately $300,000. This swing was predominantly caused from timing issues related to billing and collections. Our working capital balance at September 30th, 2012 also ended with a balance of approximately $3.6 million, driven materially from reductions in our accounts achievable and current assets, off (ph) by further reductions in our accounts payable and current liabilities.

                                                                Overall, we saw improvements and anticipate further improvements in the future as we continue to eliminate debt and see the reduction of the intangibles. Our challenge in the opportunities ahead of us is to continue to fund our operations, and the opportunity we believe we have available to us while continuing to pay off debt and still make the necessary investments in our operations so we may stay competitive with the marketplace and built a valuable and tangible asset in both our proprietary solutions, customer base and recurring revenue. To-date we have done this through internal cash flows, the use of debt and equity, which has allowed us to grow the Company materially from approximately $3 million in revenues in 2003 to in excess of $55 million that we project this year.

                                                                We believe the opportunity is right for us to continue on this path so we can reap the ultimate rewards of a financially strong business with high recurrence of revenues and robust proprietary solutions.

                                                               With that, I'd like to turn it back to you, Steve.

Steven Komar:                                     Thank you, Jim; very comprehensive. I'd like to take a minute or two to profile our overall strategy and the programs we have initiated to position ourselves for the future growth and success of Widepoint.

                                                                We believe we are in the telecommunications Managed Mobility Services business, or MMS, as a convenient label use amongst industry consultants and analysts. That means that our mission is to provide integrated solutions to enterprises that are in support of their critical business need to provide mobile workforce capabilities and solutions to their various sub organizations and increasingly mobile work forces; and to do so comprehensively, flexibly, adequately, and reliably secured, capital averse and cost-effective.

                                                                We believe that our markets are naturally migrating, or converging in this direction, and that we as a Company possess most of the key building blocks necessary to thrive as this market demand matures. We are firm believers in that convergence strategy, which is consistent with Gartner Group's strategic assessment of market direction and demand; and according to Gartner, that we'll realize dramatic compound annual growth rates exceeding 50%, and at least 3 to 5 billion incremental market size over the next few years, with 80% of that growth concentrated in U.S. and European markets.

                                                                That opportunity and our mission, encompasses our existing TEM and Credentialing businesses and expands them to include Mobile Device Management, Mobile Security Management, and Global Support infrastructure and capabilities. We have been actively investing in support of that mission, first by recently launching a robustly featured Mobile Device Management product, integrated with our existing TEM product, our TEM product set; and second by working on the development of a PKI-based credential capable of integration into mobile device chipsets to facilitate secure, near field communications and other emerging applications; and third by expanding channel partners and increasing internal business developing resources to meet the needs of our growing multinational client base.

                                                                In past meetings we told you about our new branding strategy and organizational realignment in support of this mission and these programs continue and are now in the process of being implemented. We believe we are on the right path and that our efforts and success will result in increased market capitalization and, of course, attractive equity return to our investors and stakeholders.

                                                               Thank you all for your attention, and I'd like to now open the call for your input. Operator, if you can please assist us in opening the call to any and all questions and comments.

Operator:                                             Thank you, sir. Ladies and gentlemen, we will now begin the question-and-answer session. As a reminder if you'd like to ask a question, please press the star, followed by the one, on your touchtone phone. You can withdraw that question at any time by pressing the star, followed by the two. And if you are using speaker equipment today, please lift the handset before pressing the star key.

                                                               Our first question comes from the line of Mike Malouf with Craig-Hallum Capital Group. Please go ahead.

Mike Malouf:                                       Great, thanks, guys. Thanks for taking my questions.

Steven Komar:                                     Sure, Michael, any time.

Mike Malouf:                                      First of all, I'd like to—can we talk a little bit more about the convergent strategy? It sounds like, you know, you're getting your products integrated together. Can you talk a little bit about any success that you've had so far with actual customers, or, you know, how you're actually going to market with this—looks like kind of a bundled solution? Thanks.

Steven Komar:                                    Yes, it is. It is, Michael, and it is in its early stages. I'll be candid with you about that. We've kind of changed our marketing focus and approach and, frankly, are looking at and implementing out some changes to our sales and marketing organization to better position these bundled product offerings going forward. This is a developmental scenario, so I would indicate to you that I don't have a whole lot of track record to share with you at this time. And, candidly, I don't want to make it up so I think you're going to have to bear with us for another quarter or two and we'll be able to talk to you, I think, about a couple of specific cases.

Mike Malouf:                                      Okay, great. And then with regards to the TCAC, you know, really adding the air and surface personnel that sounds like a pretty exciting, you know, opportunity for us. Can you talk a little bit more about, you know, one, when that actually happens—or maybe started happened—and how you can go after the—I think you said tenfold increase in the opportunities. How soon do you think you can tag that? Thanks.

Steven Komar:                                    Yes, that's, both, impressive and scary, isn't it, Mike? But we're not making that up. That's a function of the specific terms of the RFP in the contracting process. We've got about 2.5 million, roughly 2.5 million port workers currently credentialed and rolled; and the RFP and the contracting process calls for a rollout over a three to five-year period, so it does have, you know, it takes a little legs and a little time to get implemented, but it talks first to an expansions and to the airline industry which should be, of course, all the airports and all flight personnel and whatever else; and then, an expansion at the service transportation which would be everything from rail to trucking, et cetera.

                                                                The population that (inaudible) referenced versus the 2.5 million we have today, what I've heard referenced is something in excess of 35 million potential credential of individuals. The timeline, probably three to four years at a minimum, but the intent is to start the staging immediately so we can get past the usual ramifications of the contracting process, which is often takes months and months to get done. We would expect to see it roll out of this in the course of 2013.

Mike Malouf:                                       And what do you get on a per-user?

Steven Komar:                                    You know that's a hard one to answer and the reason being that it is, it's clearly at the lower end of our range of credential charges that we get. We, internally, we internally tend to use a $5 per credential number, but that number varies with volumes and within global of service that is requested and provided. We do not know, at this point in time, to what extent the comprehensive aspect of the service is to be provided for air and for surface will be. That yet remains to be determined.

Mike Malouf:                                        And it's $5 per year?

Steven Komar:                                      Correct.

Mike Malouf:                                       Okay, and then Jim, I think you had mentioned that you're not going to do any segment reporting. What does that start, and, you know, what kind of reporting are you going to do? Are you just going to have a revenue line and a cost to goods? Is that in as much details we're going to get from here on out? Thanks.

James McCubbin:                               No, no. We'll finish up the year, the fourth quarter. The problem is we're not meeting the test for segmentation. Pure segmentation requires balance sheets, income statements, and Management to be running the business in three separate ways. Our problem is the business is starting to converge more and more as we start looking at the overlaps, so we can't break it apart.

                                                               For next year, in 2013, we probably will be breaking out different revenue streams and we'll go with some sort of pro forma breakout. But we just can't just report on a pure segmented basis, because Gartner and everybody, including the clients, are pushing for a stash-based cloud-based, you know, integrated solution. And as we converge this, it's impossible to report this as a segmented approach. What's happening is the businesses are truly coming together in '13 and beyond.

Mike Malouf:                                        Okay.

James McCubbin:                                So you see the challenge?

Mike Malouf:                                       Okay, yes.

James McCubbin:                               Our challenge will be then to look at the new revenue streams and the opportunities that we have in those new revenue streams and how they've converged.

Mike Malouf:                                       Got it. And having said that—even have in said perhaps I should say—do you have the pass-through revenue on the telecom side for the third quarter?

James McCubbin:                                As I recall, it was in that 4 to 5 million like it was in the second quarter.

Mike Malouf:                                        Okay, great. Thanks, guys, for taking my questions.

Steven Komar:                                      Thank you, Mike.

Operator:                                              Thank you. Our next question comes from the line of Mark Jordan (ph) with Global Financial. Please go ahead.

Mark Jordan:                                      Good afternoon, everybody. Question relative to the convergence of, you know, the telecom and cyber and crediting. Is there any cost efficiencies that you can get as these two, you know, different businesses converge (ph)?

James McCubbin:                                Over time, sure, but initially it, you know, the first year that you roll that out, Mark, you're really taking products that’s been integrating so there's, you know, over time, any time you go to a fast-paced converged solution and we go to a singular platform, it will save us money. It will probably take us a year to, you know, move from separate platforms to more of a singular platform, so I don't anticipate you'll see a lot of that initially, but I do think you'll see it over time because anytime you have to manage and, really, build out on more of a singular platform approach to see cost savings.

Mark Jordan:                                        Okay.

Steven Komar:                                     And when we, when we talk about investing, you know, we're talking about the fact that probably there will be some investment associated with trying to optimize that delivery environment. So, a little bit of a cost upfront, but a lot of potential (ph) downstream.

Mark Jordan:                                      Okay. Do you have a, in the telecom, area do have a breakdown relative to the revenue streams between federal, state and local, and other?

James McCubbin:                                No. Not that I've published

Mark Jordan:                                       Okay. Finally…

James McCubbin:                                I'd have to go back and really look at that separately. We don't, we haven't published it in the past, so I have to see if I can break it out. I may break it out for the year-end. I just—nobody's ever made the request yet.

Mark Jordan:                                       I was just thinking, also, of some of the large multistate buying agreements, et cetera that, you know, that you got activated and I was wondering how much traction there and, you know, if there's growth in the state and local side versus the Fed.

James McCubbin:                               Actually, I can just address it on the call, briefly with you. On the state and local, we've done well with the state of Nevada and Utah, and that's moving along well. And we're starting to pick up revenues from it, as well as the County of Riverside and various others. We also have some pending awards in a few other states because a lot of the WSCA states were waiting to see how things went in Utah and Nevada and so we're pleased with that activity right now, and where it's leading us to believe that it'll continue to grow in '13, '14 and '15.

                                                                On the federal side, you know, we've seen a little bit stagnant for obvious reasons. You know, nobody wants to contract anything new, but we are in discussions now with several RFPs and several agencies who want to actually do something in 2013. So that's good news. So we'll expect some further expansion there in '13 and there is some—a couple of nice opportunities that we're working with.

                                                                And then, of course, as it goes to the commercial side, we're just, we've been focusing this year on operations and pulling all that together, getting our feet wet. In 2013, we're going to be pushing a lot of strong sales and marketing initiatives in that commercial area, and including the introduction of MDM, MSM, a lot of cross-selling, and—as we believe that's going to be, you know, a key part of this integrated platform that we're offering. Okay?

Mark Jordan:                                       Okay. Final question, relative to the fourth quarter, you did mention that you felt good about reaching or achieving your goals of 55 million, which would be implied that, you know, 14-plus million in the fourth quarter as a minimum. Can you grow? Do you expect the business to grow sequentially in the fourth quarter or is it going to be somewhere between the third quarter and that 14 range?

James McCubbin:                               Right now we have to see how, you know, the second half of the quarter plays out. I mean, we're still comfortable as we've always have been say that we would do at least $55 million, and that we can do better than that. Depending on how certain, you know, dominoes fall will tell us if we’re going to—how much better we're going to do. We just can't comment on it because we just don't know yet. Let's see how the contracting plays out. We're feeling, overall, good that given all the challenges we've had, especially in the federal environment, that, you know, we're hitting at least the minimum goals that we set for our self out at the very beginning of the year, and we're pleased with that. So, that's where we stand, Mark.

Steven Komar:                                     Hey, Mark, just as a footnote, Jim and I have just split personalities, because he just gave you several, you know, pretty positive comments and I'm the one sometimes that sits here and says, "Now wait a minute. With the things that are going on in terms of politics, dominoes, and budgeting, I think caution is appropriate," but we're feeling pretty good about the revenue target and hopefully everything else will follow along.

Mark Jordan:                                       Okay, thank you very much.

Steven Komar:                                     Thanks, Mark.

Operator:                                             Thank you. Our next question comes from the line of Steve Shaw with Sidoti & Company. Please go ahead.

(Audio interference)

                                                                Mr. Shaw, do you have a question?

Steve Shaw:                                           Jim, can you hear me?

James McCubbin:                                Yes, Steve, we can hear you. You're breaking up a little bit. Sandy must've done some damage to you up in New York. Your line is horrible.

Steve Shaw:                                           Yes. You mentioned what the gross margin was for the commercial side of business?

James McCubbin:                               We did not breakdown margins. Our commercial side margins tend to range from anywhere from 30% to 60%, all depending what we're providing. I mean, if we're just providing consulting from commercial side it's in that whole range. On the telecom side, it tends to be towards the higher range for the Managed Services, and if we're just providing some ancillary products, and other related things down, in which is captured in our kind of catch-all (ph) consulting and reselling group, it could be anywhere from 10% to 30%. Okay?

Steve Shaw:                                           Okay. I knew you were (cross talking).

James McCubbin:                                We just don't, we don't break it out because we would need a huge table, because we have a huge product portfolio that we offer, okay?

Steve Shaw:                                           I know you're just touching on the commercial side before, but I missed it. How's the landscape, in general, shaping up and how is that business side integrated into the previous business?

James McCubbin:                               Well, the integration continues on path. We financed HR; admin we did the first half of the year. Second half of the year we've been focusing on operations, help desk, everything else and pulling it in. 2013 we're going to be focusing very strongly on sales and marketing with a big push because we also have introduced an MDM solution, and we'd like to introduce and MSM solution. So, again, you know, the landscape, you know, it's kind of driving some of our decisions. A lot of that is because a lot of these companies want a cloud-based secured solution in addressing all of these environments, and, you know, that's one of the reasons Gartner is touting it, as well. That's the place to be; that's where we're going.

Steve Shaw:                                           All right, thank you.

Steven Komar:                                      Thank you.

Operator:                                              Thank you. Ladies and gentlemen, if there are any additional questions at this time please press the star, followed by the one on your touchtone phone. As a reminder if you're using speaker equipment today it will be necessary to lift the handset before making your selection. And our next question is from the line of Sam Donaldson, Private Investor. Please go ahead.

Sam Donaldson:                                    Good going in the third quarter. Congratulations, gentlemen.

Steven Komar:                                      Thank you, Sam.

Sam Donaldson:                                   I want to pick up on something you said and talk about the federal government. To-date is the federal government paying us according to contracts; in other words, in a timely fashion?

Steven Komar:                                      Yes. Yes, we have no unusual instances of nonpayment.

Sam Donaldson:                                   Okay, second question. We don't know exactly what's going to happen. My guess is it'll go over to the next Congress, but there'll be a deal at some point, but there will be some cuts. Do we have a sense as to what extent our dealings with the federal government may be insulated from the stronger cuts that could happen across the board?

Steven Komar:                                      Sam, to be honest, there's a little bit of guesswork involved in that. The one thing that we take comfort in is that we see a lot of survey information about priorities within the agencies and departments of the federal government. Generally speaking, other than, obviously, direct expenditures in support of military conflict and whatever else, we see that the— excuse me—we see the budgeting associated with expense saving opportunities such as our TEM Solutions and, obviously, CIO's constant focus and high priority on secured credentialing as part of the security needs of the operations. We're think you're going to be well down in the cut list, if you will, when it comes time for cutting of budgets. But honestly, and candidly, we won't know until we get there.

Sam Donaldson:                                   I understand. Well, clearly I think all of us take part (ph) of your effort, to Jim's effort, everyone's effort, to move away from the federal government to the extent we can, and reach out to other places to do our business. Do we have, at this point, a breakdown of what percentage of our revenue comes from federal contracts and what percentage comes from all of the other parts of our business elsewhere?

James McCubbin:                               Well, I mean, we still have a high concentration, Sam, probably 30 or 40% federally related; that's under five-year contracts. They're under, or it's under long-term contracts where its current business is being done. It's not easy to get away from. They're not going to be things that are going to be easily cut. In the consulting services side, we have to watch it a little bit, because they're shorter in nature, and we have some risk there. But, you know, on the bigger contracts, the risk isn't as apparent.

                                                                Since we are working on two of the most critical areas, be it Cybersecurity and defense is of our federal infrastructure, as well as in cost savings, okay, so those—so we're insulated there. You know, this cliff is really probably a short-term event in the scheme of things where we're trying to do work. We're fairly insulated. It does impact growth in the consulting area, but that will be impacted by everybody. That's not a large component part of our business. We've done everything we can to position ourselves as timely as we could for this.

                                                              If you look at the most recent spendings, though, out of the federal government, even with this sequestration (ph) and everything that has happened this year, spending is still increasing which is funny; no matter what, all the lipservice (ph) pay to sequestration and everything else, so it's kind of funny where there's a dichotomy. You know, literally, our deficit was $120 billion in October. Spending is still continued to increase, so it's just going to be interesting to see how it all plays out, Sam.

Sam Donaldson:                                 I understand. And, you're right, spending will continue to increase. I mean not only will members of the Congress will make certain that they're taken care of in that way, but as our population grows. I mean the people who thought they could go back to a budget of 10 or 15 years ago just, as they say, it's a risk to take and they haven't gone to school yet. So that could've happened, but I think we're all concerned, to some extent ,about how much, in short term—and you're right, there, I think—cutbacks might affect our business. But I think, from what you've said, Steve's word of caution is certainly appropriate that we wouldn't really expect, no matter what happens, if we're pushed off of the big cliff.

Steven Komar:                                While we certainly hope, we certainly hope not, Sam, and we're not sitting here hunkering down; the Congress may be, but were not. We're pushing, we're trying to build the business and if the business is there we will find it.

Sam Donaldson:                                Yes, well I think Congress will get its act together because it's us and we clearly have decided we're not going to go down the road to suicide. One final question, Jim, maybe you can answer this, maybe not. Do you recall the (inaudible) in stock price and how it moves? Do you recall a couple of weeks ago, in one day it shot up $0.59 and then, of course, it fell back. What was that all about?

James McCubbin:                              Sam, that was just about, there was a rush of buyers and there were resellers. I mean, you know, (cross talking)

Steve Donaldson:                               Well, yes, I understand how the market generally works, but I think those of us who watch it and see it and say, "Well hey, that's wonderful, a rush of buyers," you're quite right, but just wondered where the rest of the buyers who saw that saw there's an opportunity there, why didn't come in, too?

James McCubbin:                              Sam, all I can tell you is this about the stock: right now if I look at private multiples of companies that are similar to us, they are selling for materially more than what we're trading for. Forget the public side of the multiples, just private alone. We've looked at three, four companies that have sold and/or being sold right now and they're going for two times revenue plus.

                                                            Right now, you know, there's not a whole lot to explain about where we are. We, or I, believe we're grossly undervalued as a stock, but at the same time that the microcap stock, the market, in general, has taken a beating. Nobody wants to be, you know, in this risky environment; and couple that with, you know, the overall fear of sequestration.

                                                            One of the reasons I pointed out in our discussion of revenues today is look how far we've come. Just in two years it's spreading the base of the customer base, of moving away from that exposure. You know, I personally believe the Company is greatly undervalued looking at just private multiples, but, you know, that's going to take, you know, a market reaction. We put out good results today. We're making investments; we're doing all the things that we said we would do. We need to just keep, you know, trying to, you know, get greater awareness and hopefully that greater awareness will lead to increased buying which ultimately will lift the stock, at least technically.

                                                             Fundamentally, we, though, have, as Management team, have to focus on growing the business. We have to focus on making what we say can happen, happen. And so we're trying to do both the best that we can in a very hostile environment, but we're being successful.

Sam Donaldson:                                Well, I think we're going to be all right. In fact, I think we're already all right; and over a period of time, that is correct, the stock will follow results. It can't not do that so maybe I was hoping (ph) just stay the course. We're going to be fine. Thanks very much, gentlemen.

Steven Komar:                                   Thank you, Sam. And we agree with you on those last couple of comments, absolutely.

Operator:                                            Thank you. Ladies and gentlemen, there are no further questions at this time. I'd like to turn the conference back to Management for any closing remarks.

Steven Komar:                                   Thank you. Great, thank you Operator. In summary, despite some short-term concerns about government budgeting and the fiscal cliff, we remain quite excited about our target market opportunities and expanded service offerings for the remainder of this year and beyond.

                                                             I'd like to thank you all for your time and interest in Widepoint. We appreciate your continued commitment to us and we will look forward to talking with you, again, on our next conference call. Thank you, and have a great evening.

Operator:                                           Thank you, sir. Ladies and gentlemen, that does conclude the Widepoint Corporation Third Quarter 2012 Earnings Conference Call. I'd like to thank you all very much for your participation. You may now disconnect.